UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2019

ENDO INTERNATIONAL PLC

(Exact Name of Registrant as Specified in Charter)

Ireland	001-36326	68-0683755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

First Floor, Minerva House, Simmonscourt Road,
Ballsbridge, Dublin 4, Ireland		Not Applicable
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 011-353-1-268-2000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On March 27, 2019, Endo International plc announced the early tender results of the previously announced tender offers (the “Tender Offers”) made by Endo Finance LLC (“Endo Finance”), a wholly-owned subsidiary of Endo International plc, to purchase for cash an amount such that the maximum aggregate consideration (excluding accrued interest) paid by Endo Finance does not exceed $1.5 billion (the “Aggregate Purchase Price”), of the outstanding 7.25% Senior Notes due 2022 issued by Endo Finance and Endo Finco Inc. (“Endo Finco”) (the “7.25% 2022 Notes”), 5.75% Senior Notes due 2022 issued by Endo Finance (the “5.75% 2022 Notes” and, together with the 7.25% 2022 Notes, the “Consent Notes”), 5.375% Senior Notes due 2023 issued by Endo Finance and Endo Finco (the “5.375% 2023 Notes”) and 6.000% Senior Notes due 2023 issued by Endo Finance, Endo Finco and Endo Designated Activity Company (the “6.000% 2023 Notes” and together with the 5.375% 2023 Notes, the “2023 Notes” and the 2023 Notes together with the Consent Notes, the “Notes”). Endo Finance also commenced related solicitations of consents (the “Consent Solicitations”) to certain proposed amendments (the “Proposed Amendments”) to the indentures governing the Consent Notes. The Tender Offers and the Consent Solicitations are each being made upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation, dated March 14, 2019, as amended on March 14, 2019 (the “Offer Statement”).

In order to receive additional consideration for tendering early, holders of the Notes must have validly tendered and not validly withdrawn their Notes at or prior to 5:00 p.m., New York City time, on March 27, 2019 (the “Early Tender Date”). At the Early Tender Date, $2,446,387,000 aggregate principal amount of the Notes were tendered (and the related consents delivered, as applicable) and $1,642,157,000 aggregate principal amount of such Notes will be accepted for purchase by Endo Finance on March 29, 2019 (the “Early Settlement Date”).

The Notes accepted for purchase will be accepted in accordance with the acceptance priority levels set forth in the Offer Statement, provided that (a) Endo Finance will only accept for purchase Notes of any and all series up to the Aggregate Purchase Price and (b) Endo Finance will not purchase an aggregate amount of 2023 Notes such that the aggregate purchase price for such 2023 Notes is in excess of the acceptance sublimit applicable to such series as set forth in the Offer Statement (the “Acceptance Sublimit”).

The Tender Offers and Consent Solicitations will each expire at 11:59 p.m., New York City time, on April 10, 2019, unless extended (such date and time, as it may be extended, the “Expiration Date”) or earlier terminated by Endo Finance. However, because holders of Notes subject to the Tender Offers validly tendered and did not validly withdraw Notes on or before the Early Tender Date in an amount the purchase of which exceeds the Aggregate Purchase Price, Endo Finance does not expect to accept for purchase any tenders of Notes after the Early Tender Date. Any Notes tendered but not accepted for purchase in the Tender Offers will be promptly credited to the account of the registered holder of such Notes with The Depository Trust Company and otherwise returned in accordance with the Offer Statement.

The Proposed Amendments to the applicable indenture under which such series of Consent Notes were issued (each an “Indenture” and collectively, the “Indentures”) eliminate substantially all restrictive covenants, certain events of default and certain other provisions contained in each such Indenture. The adoption of the Proposed Amendments with respect to each series of Consent Notes requires the consent of the holders of at least a majority of the outstanding principal amount of each such series of Consent Notes (with respect to each series of Consent Notes, collectively, the “Requisite Consents”). As of the Early Tender Date, Endo Finance had received the Requisite Consents with respect to each series of Consent Notes and Endo Finance will execute a supplemental indenture to each applicable Indenture (each a “Supplemental Indenture”) on the Early Tender Date. Each Supplemental Indenture will become effective upon execution thereof by Endo Finance, the co-issuer (as applicable), the guarantors thereto and Wells Fargo Bank, National Association, the trustee for each series of Consent Notes (the “Trustee”), but each Supplemental Indenture will provide that the Proposed Amendments with respect to a series of Consent Notes will not become operative until Endo Finance purchases in the Tender Offers at least a majority in principal amount of the outstanding applicable series of Consent Notes.

A copy of the press release announcing the early tender results is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Endo International plc, dated March 27, 2019, announcing the early tender results of the Tender Offers and Consent Solicitations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 27, 2019

ENDO INTERNATIONAL PLC

By:	/s/ Matthew J. Maletta
Name:	Matthew J. Maletta
Title:	Executive Vice President, Chief Legal Officer